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                                                                    EXHIBIT 99.4

                        BEFORE THE INSURANCE COMMISSIONER
                                     OF THE
                          COMMONWEALTH OF PENNSYLVANIA


IN RE:                             :   CORRECTIVE ORDER
                                   :
PENN TREATY NETWORK AMERICA        :  Pursuant to Section 507-A of the Insurance
INSURANCE COMPANY                  :  Department Act of 1921, P.L. 789,
3440 Lehigh Street                 :  AS AMENDED, 40 P.S.ss.221.7-A.
                                      -- -------
Allentown, PA  18103               :
                                   :
AMERICAN NETWORK INSURANCE         :
COMPANY                            :
3440 Lehigh Street                 :
Allentown, PA  18103               :
                                   :
                                   :   Confidential Docket No. _____________


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                                CORRECTIVE ORDER
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                  AND NOW, this day of , pursuant to and in accordance with
Section 507-A of the Insurance Department Act of 1921, Act of May 17, 1921, P.L. 789, AS AMENDED, 40 P.S. ss.221.7-A, and in consideration of the documents, presentations and reports received, as well as the examination and analysis of the assets, liabilities and operations of Penn Treaty Network America Corporation and its wholly owned subsidiary American Network Insurance Company (collectively "Penn Treaty") performed by the Pennsylvania Insurance Department and its consultant, the Insurance Commissioner of the Commonwealth ("Commissioner") hereby issues this Order:
         1. Penn Treaty is a domestic stock life insurance company, organized pursuant to the laws of the Commonwealth of Pennsylvania, and has its statutory home office located at 3440 Lehigh Street, Allentown, PA 18103.

         2. Penn Treaty is authorized to write lines of business under the Insurance Company


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Law of 1921, Act of May 17, 1921, P.L. 682, AS AMENDED, Section 202(a)(1)) and
(a)(2), 40 P.S.ss.382(a)(1) and (a)(2).

         3. Penn Treaty is, and at all times has been, subject to examination by and to the jurisdiction of the Department.

         4. Penn Treaty's December 31, 2000 statutory financial statements indicated that its Risk-Based Capital had fallen below the "Regulatory Action Level," as defined in Article V-A of the Insurance Department Act of 1921, AS AMENDED, 40 P.S. ss.221.1A-221.15A, a Regulatory Action Level Event under section 507-A of Article V-A, 40 P.S.ss.221.7-A.

         5. Section 507-A of Article V-A of the Insurance Department Act of 1921, 40 P.S.ss.221.7-A, requires the Commissioner to issue an order specifying corrective actions to address a Regulatory Action Level Event.

 6. In determining appropriate corrective actions, the Commissioner may take into account all relevant factors based upon the Commissioner's examination or analysis of the assets, liabilities, and operations of the insurer, including, but not limited to, the results of any sensitivity tests undertaken pursuant to the RBC instructions.

         7. Upon the occurrence of the Regulatory Action Level Event, the Commissioner, through the Department's Office of Regulation of Companies, took the following actions under section 507-A:

               a. required Penn Treaty to submit an RBC plan within 45 days of the occurrence of the Regulatory Action Level Event;

               b.   reviewed Penn Treaty's RBC plan;

               c. continued to negotiate with Penn Treaty and reviewed subsequent amended RBC plans; and

               d. performed an examination under Article IX of the Insurance Department

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                    Act of 1921, 40 P.S.ss.323.1, ET SEQ. and an analysis of
                    Penn Treaty's assets, liabilities and operations.


         8. In its most recent amended RBC plan (the "corrective action plan"), Penn Treaty proposed to adopt the initial level net premium reserve methodology and to strengthen its contract and unearned premium reserves by approximately $125 million by December 31, 2004. Penn Treaty also proposed as part of its corrective action plan to enter into a reinsurance treaty with Centre Solutions (Bermuda) Limited ("Centre") through which Penn Treaty would reinsure 100% of its individual long term care insurance business in effect on December 31, 2001, and a trust agreement among Centre, Penn Treaty and The Bank of New York. True and correct copies of the corrective action plan, the draft reinsurance agreement, and the draft trust agreement are attached as Exhibits A, B, and C, respectively, and incorporated here by reference.

         9. Penn Treaty's corrective action plan satisfies the requirements of section 507-A of Article V-A of the Insurance Department Act of 1921, 40 P.S.ss.221.7-A.

         NOW THEREFORE, upon consideration of the foregoing, including Penn Treaty's corrective action plan, the draft reinsurance agreement, the draft trust agreement and the examination and analysis performed by the Pennsylvania Insurance Department and its consultant, the Commissioner hereby approves the corrective action plan, including the draft reinsurance agreement and the trust agreement, of Penn Treaty, subject to the following conditions:

         1. Penn Treaty shall comply with the terms of its approved corrective action plan.

         2. Penn Treaty must file copies of the fully executed reinsurance agreement, in the form of Exhibit B to this Order, and trust agreement, in the form of Exhibit C to this Order, entered into by Penn Treaty pursuant to its approved corrective action plan with the Department

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no later than ten (10) days after execution by all parties.


         3. Penn Treaty shall file with the Department a monthly statement of the balance of the trust account required under paragraph 7(f) of the Trust agreement among Centre, Penn Treaty and The Bank of New York within five (5) days of receipt of any such statement.


         4. Penn Treaty shall file with the Department the analysis of the loss ratio of the reinsurance business required by paragraph 1 of the Required Premium Rate Increases section of the draft reinsurance agreement within five
(5) days of the completion of any such analysis.

         5. Penn Treaty shall compute its contract and unearned premium reserves using the initial level net premium reserve methodology.

         6. Penn Treaty shall strengthen its contract and unearned premium reserves by $125 million by December 31, 2004.

         7. Penn Treaty shall notify the Department within five (5) days of the date of this Order of its licensing status in all jurisdictions in which it is authorized to or writes insurance business and shall provide the Department with copies of all formal/informal agreements or orders concerning its authority to do business (including, but not limited to, its authority to issue new insurance policies). Penn Treaty shall notify the Department of any change(s) in its licensing status or authority to do business (including, but not limited to, its authority to issue new insurance policies) within three (3) business days of the occurrence of any such change(s).

         8. Penn Treaty shall submit to the Department all filings with the Securities and Exchange Commission by its parent, Penn Treaty American Corporation ("PTA"), and all press releases issued by Penn Treaty or PTA.

         9. Penn Treaty may make investments in fixed income securities rated 1 or 2 by the Securities Valuation Office of the NAIC without the prior written approval of the Department.




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Any other investments to be made by Penn Treaty are subject to the prior written approval of the Department. Such approval shall not be unreasonably withheld. Nothing in this Order shall prevent Penn Treaty from purchasing up to $10 million in additional corporate owned life insurance per year without prior Department approval.

         10. Penn Treaty shall not enter into any new reinsurance contract or treaty, or amend, commute or terminate any existing reinsurance treaty without the prior written approval of the Department. Such approval shall not be unreasonably withheld.


         11. Penn Treaty shall make no new special deposits or make any changes to its existing special deposits without the prior written approval of the Department. Such approval shall not be unreasonably withheld.

         12. Penn Treaty shall not enter into any new agreements or amend any existing agreements with its parent or affiliates in excess of $100,000 nor shall it make any dividends or distributions to its parent or affiliates without the prior written approval of the Department. Such approval shall not be unreasonably withheld. This provision shall not affect any agreement or arrangement currently in effect, nor shall it apply to any agreement or arrangement with Penn Treaty's employees in effect currently or in effect in the future.

         13. Penn Treaty shall notify the Department within five (5) days of receiving notification of default on PTA debt requiring acceleration of repayment.

         14. Penn Treaty shall make no change in its appointed actuary without the prior written approval of the Department. Such approval shall not be unreasonably withheld. Penn Treaty's current appointed actuary is Mark Littow of Milliman USA, who will prepare the statement of actuarial opinion required to be filed with Penn Treaty's annual financial statements.

         15. This Order supersedes and abrogates all previous agreements between the



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Department and Penn Treaty.



                                               --------------------------------
                                                M. Diane Koken
                                                Insurance Commissioner
                                                Commonwealth of Pennsylvania



DATED:



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                                 CERTIFICATE OF SERVICE
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                  I hereby certify that I am this day serving the foregoing
document upon all parties of record in this proceeding in accordance with the requirements of 1 Pa. Code Chapter 33 in the following manner:

                  SERVICE BY FAX AND FIRST-CLASS MAIL, ADDRESSED AS FOLLOWS:

                  Cameron B. Waite
                  Chief Financial Officer
                  Penn Treaty Network America
                    Insurance Company
                  3440 Lehigh Street
                  Allentown, Pennsylvania 18103

                  Justin P. Klein, Esquire
                  Ballard Spahr Andrews & Ingersoll, LLP
                  1735 Market Street, 51st Floor
                  Philadelphia, PA  19103-7599


                                         ---------------------------------
                                         AMY GRIFFITH DAUBERT
                                         Department Counsel
                                         I.D. # 62064
                                         Pennsylvania Insurance Department
                                         1341 Strawberry Square
                                         Harristown State Office Building No. 1
                                         Harrisburg, PA  17120
                                         (717) 787-2567

                                         Counsel for the Insurance Department,
                                         Commonwealth of Pennsylvania

DATED: